FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment (the "Amendment"), dated and effective as of November 1, 2002, among Oshkosh Truck Corporation, a Wisconsin corporation (the "Company"), U.S. Bank National Association ("U.S. Bank") and Computershare Investor Services, LLC ("Computershare"), to the Rights Agreement (the "Rights Agreement") between the Company and U.S. Bank (as successor Firstar Bank Milwaukee, N.A.), dated as of February 1, 1999.

                               W I T N E S S E T H

         WHEREAS, the Company and U.S. Bank previously entered into the Rights Agreement, pursuant to which U.S. Bank was appointed to serve as the Rights Agent; and

         WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company desires to discharge U.S. Bank from its duties as Rights Agent under the Rights Agreement and to appoint Computershare as successor Rights Agent under the Rights Agreement, and Computershare desires to undertake and perform the duties and obligations of the Rights Agent under the terms and conditions of the Rights Agreement, and

         WHEREAS, in connection with the discharge of U.S. Bank as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, U.S. Bank and Computershare desire to amend the Rights Agreement in certain respects.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, as amended pursuant to Section 3 below (the "Amended Rights Agreement"). Computershare hereby accepts such appointment as agent for the Company and the holders of Rights under the Rights Agreement, and Computershare assumes and agrees to perform all of the duties and obligations of the Rights Agent under the terms and conditions of the Amended Rights Agreement.

         Section 2. Notices. The Company, U.S. Bank and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement. This Amendment constitutes notice to U.S. Bank, as the predecessor Rights Agent and the Company's transfer agent, pursuant to Section 21 of the Rights Agreement that the Company has appointed Computershare as the successor Rights Agent to U.S. Bank and that U.S. Bank is discharged as such Rights Agent.

         Section 3. Amendment of Rights Agreement. The Rights Agreement shall be amended as follows:

         (a) "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement and Exhibits thereto for "Firstar Bank Milwaukee, N.A.", including substituting all abbreviations therefor.

         (b) Section 1(d) is hereby amended by deleting the definition of "Business Day" in its entirety and substituting the following definition:

                           "Business Day" shall mean any day other than a
                  Saturday, Sunday, or a day on which the New York Stock Exchange or banking institutions in the States of Illinois or Wisconsin are generally authorized or obligated by law or executive order to close.


         (c) Section 21 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  " Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and, if separate Right Certificates have been issued as of the date of such notice as contemplated by Section 3 hereof, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the States of New York, Wisconsin or Delaware (or any other State of the United States so long as such corporation is authorized to do business in the States of New York, Wisconsin or Delaware), in good standing, having an office or agency in the States of Wisconsin, New York or Delaware, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by


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

                  federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $5,000,000 or (b) an Affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and, if separate Right Certificates have been issued as of such effective date as contemplated by Section 3 hereof, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

         (d) Section 26(b) of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company or by the holder of any Right Certificate and substituting in lieu therefor the following:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:  Relationship Manager

                  with a copy to:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:  Keith Bradley

         Section 4. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 4 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

         Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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

         Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein have the meanings assigned to them in the Rights Agreement.

         Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

                                       OSHKOSH TRUCK Corporation

                                       By /s/ Bryan J. Blankfield
                                          --------------------------------------
                                       Its Vice President and Secretary

                                       U.S. BANK NATIONAL ASSOCIATION


                                       By /s/ Toula Akladios
                                          --------------------------------------
                                       Its Vice President


                                       COMPUTERSHARE INVESTOR
                                       SERVICES, LLC


                                       By /s/
                                          --------------------------------------
                                       Its Secretary



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